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                                EXHIBIT 21.01

              DOMESTIC AND FOREIGN SUBSIDIARIES OF THE COMPANY



Kellogg Sales Company - Michigan
Kelogg Services Group, Inc. - Delaware
Kellogg USA Inc. - Michigan
The Eggo Company - Delaware
Kellogg (Aust.) Pty. Ltd. - Australia
Kellogg Canada Inc. - Canada
Kellogg Company of Great Britain Limited - England
Kellogg Management Services (Europe) Limited - England
Kellogg Marketing and Sales Company (UK) Limited - England
Kellogg Supply Services (Europe) Limited - England
Kellogg U.K. Holding Company Limited - England
Kellogg (Deutschland) GmbH - Germany
Kellogg de Mexico, S.A. de C.V. - Mexico